Exhibit 3.27

ASSIGNMENT OF LIMITED LIABILITY COMPANY INTEREST AND FIRST
AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT
OF
HAVANA DOCK ENTERPRISES, LLC

This Assignment of Limited Liability Company Interest and First Amendment to the Limited Liability Company Agreement of Havana Dock Enterprises, LLC, dated as of January 23, 2014 (this “Assignment and Amendment Agreement”), is entered into by Dynegy Inc., a Delaware corporation (the “Assignor”), and Dynegy Midwest Generation, LLC, a Delaware limited liability company (the “Assignee”).

W I T N E S S E T H :

WHEREAS, Havana Dock Enterprises, LLC (the “Company”) has been formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.) (the “Act”) pursuant to a Certificate of Formation of the Company, dated April 10, 2001 (the “Certificate of Formation”), as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on April 10, 2001, and a Limited Liability Company Agreement of the Company, dated as of April 10, 2001, made by DMG Enterprises, Inc., a Delaware corporation (the “Initial Member”), as the sole member of the Company, as amended by the Written Consent of the Initial Member, as sole member of the Company, dated as of January 12, 2004 (as so amended, the “LLC Agreement”);

WHEREAS, (i) effective as of December 16, 2008, the Initial Member merged with and into Dynegy Holdings, LLC, (formerly known as Dynegy Holdings Inc., a Delaware corporation), a Delaware limited liability company (the “Interim Member”) pursuant to which the Interim Member was the survivor of such merger and became the holder of all of the limited liability company interests in the Company (the “First Merger”), and (ii) effective as of September 30, 2012, the Interim Member merged with and into the Assignor pursuant to which the Assignor was the survivor of such merger and became the holder of all of the limited liability company interests in the Company (the “Second Merger” and, together with the First Merger, each a “Merger” and collectively, the “Mergers”);

WHEREAS, although not documented or reflected by an amendment in writing to the LLC Agreement at the time of the applicable Merger, it was intended and understood (i) that the Interim Member be admitted to the Company as the sole member of the Company in connection with the First Merger, and that the Company would continue without dissolution upon the occurrence of the First Merger, and (ii) that the Assignor be admitted to the Company as the sole member of the Company in connection with the Second Merger, and that the Company would continue without dissolution upon the occurrence of the Second Merger;

WHEREAS, pursuant to the Act, the Company may have inadvertently dissolved in connection with either of the Mergers if either Merger resulted in a period of time in which the Company did not have a member (jointly, the “Potential Dissolution Events”);

WHEREAS, the Assignor assigned all of its limited liability company interest in the Company as a member of the Company (the “Interest”) to the Assignee, and resigned from the Company as a member of the Company, effective as of May 15, 2013 (the “Assignment Effective Date”);

WHEREAS, immediately prior to such resignation, the Assignee acquired the Interest held by the Assignor, and the Assignee was admitted to the Company as a substitute member of the Company and continued the Company without dissolution;

WHEREAS, the Assignor constitutes all of the current or former members of, or holders of interests in, the Company, or, in the event that the Company has dissolved in connection with either of the Potential Dissolution Events or the assignment of the Interest, the “personal representative” (within the meaning of the Act) thereof (the “Personal Representative”);

WHEREAS, no certificate of cancellation has been filed in the office of the Secretary of State with respect to the Company and the Company has in no way commenced its winding up; and

WHEREAS, the undersigned desire to confirm and ratify the foregoing, as more fully set forth herein.

NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreements contained herein, do hereby agree as follows:

1.                                      Mergers.

(a)                                 Notwithstanding any provision in the LLC Agreement to the contrary, the acquisition by the Interim Member of all of the limited liability company interests in the Company pursuant to the First Merger and the admission of the Interim Member as the sole member of the Company, effective as of the effective time of the First Merger (the “First Effective Time”), are deemed to have occurred and are hereby ratified, approved and confirmed in all respects.

(b)                                 Notwithstanding any provision in the LLC Agreement to the contrary, the acquisition by the Assignor of all of the limited liability company interests in the Company pursuant to the Second Merger and the admission of the Assignor as the sole member of the Company, effective as of the effective time of the Second Merger (the “Second Effective Time”), are deemed to have occurred and are hereby ratified, approved and confirmed in all respects.

(c)                                  The Assignor hereby agrees and confirms that (i) in the time period between the First Effective Time and the Second Effective Time, the Interim Member was bound by the terms and provisions of the LLC Agreement, and (ii) in the time period between the First Effective Time and the Second Effective Time, the Interim Member was a party to the LLC Agreement.

(d)                                 The Assignor hereby further agrees and confirms that (i) in the time period between the Second Effective Time and the Assignment Effective Date, the Assignor was bound by the terms and provisions of the LLC Agreement, and (ii) in the time period between the Second Effective Time and the Assignment Effective Date, the Assignor was a party to the LLC Agreement.

2.                                      Assignment.  Notwithstanding any provision in the LLC Agreement to the contrary, the parties hereto hereby confirm:

(a)                                 that the Assignor assigned, transferred and conveyed the Interest to the Assignee, as of the Assignment Effective Date;

(b)                                 that contemporaneously with the assignment described in paragraph 2(a) of this Assignment and Amendment Agreement, the Assignee was admitted to the Company as a substitute member of the Company and became bound by the terms and provisions of the LLC Agreement; and

(c)                                  that immediately following the admission of the Assignee as a substitute member of the Company, the Assignor resigned from the Company as a member of the Company and thereupon ceased to be a member of the Company and ceased to have or exercise any right or power as a member of the Company.

3.                                      Continuation of the Company.

(a)                                 The Assignor agrees that each of the Mergers and the admission of each of the Interim Member and the Assignor as a substitute member of the Company was not intended to, and did not, dissolve the Company and that the business of the Company continued without dissolution.

(b)                                 The parties hereto agree that the assignment of the Interest, the admission of the Assignee as a substitute member of the Company and the resignation of the Assignor as a member of the Company did not dissolve the Company and that the business of the Company continued and shall continue without dissolution.

(c)                                  Notwithstanding the foregoing, to the extent the Company may have inadvertently dissolved in connection with either of the Potential Dissolution Events or the assignment of the Interest, (i) as the Personal Representative, the Assignor hereby revokes any such dissolution of the Company, and consents to the continuation without dissolution of the Company, effective as of the occurrence of either of the Potential Dissolution Events or the assignment of the Interest, in accordance with Section

18-806 of the Act, and (ii) the Assignor hereby confirms that the commencement of winding up of the Company has never occurred in connection with either of the Potential Dissolution Events or the assignment of the Interest or otherwise and no action to wind up the Company has ever been taken by the Company, any member of the Company or any other person or entity.

4.                                      Amendment.  The LLC Agreement is hereby amended to reflect the foregoing, and all references in the LLC Agreement to the Initial Member are hereby amended to refer to the Assignee.

5.                                      Certificate.  The execution, delivery and filing of the Certificate of Formation with the Secretary of State by Lisa M. Lynch, Organizer, as an “authorized person” of the Company within the meaning of the Act, are hereby confirmed, ratified and approved in all respects.

6.                                      Ratification.  Except as hereby amended, the LLC Agreement is hereby ratified and confirmed in all respects.  All actions taken by the Company following either of the Potential Dissolution Events or the assignment of the Interest are hereby ratified, approved and confirmed in all respects.  Any and all of the acts of the Initial Member, the Interim Member, the Assignor or the Assignee, any officers of the Company or any agents of the Company, the Initial Member, the Interim Member, the Assignor or the Assignee, whether heretofore or hereafter taken or done, are hereby ratified, approved and confirmed in all respects.

7.                                      Binding Effect.  This Assignment and Amendment Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

8.                                      Execution in Counterparts.  This Assignment and Amendment Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9.                                      LLC Agreement in Effect.  Except as hereby amended, the LLC Agreement shall remain in full force and effect.

10.                               Governing Law.  This Assignment and Amendment Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws.